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                                                                    EXHIBIT 23.1


                        Consent of Independent Auditors



The Board of Directors
American Financial Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-93951 and No. 333-93953) on Form S-8 of American Financial Holdings, Inc.
of our report dated January 24, 2000, relating to the consolidated balance sheets of American Financial Holdings, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of American Financial Holdings, Inc.

                                                               /s/ KPMG LLP

Hartford, Connecticut
March 28, 2000